Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Donegal Group Inc.:

We consent to the use of our reports dated March 14, 2019, with respect to the consolidated balance sheets of Donegal Group, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of (loss) income and comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 9, 2019